Global Green Solutions CEO to present at CleanEquity Monaco
environmental technology conference

Brussels, Belgium --January 23, 2008— Doug Frater, president and CEO of Global Green Solutions Inc. (GGRN:OCTBB) has been invited to present at CleanEquity Monaco 2008, the inaugural Cleantech conference, February 20-21, in the Principality of Monaco. The principal sponsor of the conference is Barclays Wealth, which offers private banking services to wealthy clients in over 140 counties. The regional hosts are Monaco’s Chamber of Economic Development and the International Chamber of Commerce. This is the first major international investor conference focusing on the emerging Cleantech sector.

Frater will be presenting GGRN’s key renewable energy ecotechnologies Vertigro and Global Greensteam. Vertigro, a joint venture with Valcent Products Inc., mass produces algae for biofuel feedstock. Global Greensteam converts waste biomass from animal manure and agricultural, industrial and construction waste to steam and electricity.

CleanEquity Monaco 2008 provides an opportunity for the world’s next generation Cleantech companies to meet interested institutional investors. The conference will be held currently with the tenth special session of the Governing Council/Global Ministerial Environment Forum, a United Nations program. The forum is a meeting of Environment Ministers and ambassadors from over 130 nations, as well as other political and legislative individuals, industry specialists and lobbyists.

Global Green Solutions Inc., www.globalgreensolutionsinc.com develops and implements ecotechnology solutions for renewable energy and reduction of greenhouse gas emissions. Global Green Solutions Inc. is a U.S. public traded company (OTCBB:GGRN) with offices in Vancouver, San Diego, El Paso, New York, London, Brussels and Johannesburg.

Investor Relations	Media Relations
Halsey Johnston	Nancy Tamosaitis
604-606-7967 or 800.877.1626	Vorticom Public Relations
haljohnston@globalgreensolutionsinc.com	212.532.2208
Nancy@vorticom.com
Marty Tullio
McCloud Communications, LLC
949.553.9748
marty@mccloudcommunications.com

Safe Harbor for Forward Looking Statements: Except for historical information contained herein, the contents of this press release contain forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the company’s operations, markets, products and prices as well as other factors addressed in the company’s filings with the Securities and Exchange Commission.